Exhibit 99.1

             ANGEION AND ELA MEDICAL COLLABORATION BECOMES EFFECTIVE

RELATIONSHIP TO GLOBALLY MARKET COMPLETE LINE OF CARDIAC RHYTHM MANAGEMENT PRODUCTS

MINNEAPOLIS, Dec. 10 /PRNewswire/ -- Angeion Corporation (Nasdaq: ANGN - news) and ELA Medical announced today that the relationship they have established to exclusively market a full line of sophisticated tachyarrhythmia and bradyarrhythmia products has become effective. ELA Medical is a subsidiary of Synthelabo, a $2 billion French pharmaceutical group -- majority-owned by the world's leading cosmetic company L'Oreal.

The relationship was initially announced in October. Closing of the investment was subject to termination of the Hart-Scott-Rodino waiting periods.

The collaboration takes two forms: Angeion and ELA Medical have established a joint venture, named Angellan Medical Systems, LLC, to expand the sales and marketing efforts of both companies and establish one U.S. sales organization for the products of both companies. Each party will own 50 percent of the U.S. joint venture. In Europe and Japan, Angeion's line of implantable cardioverter defibrillators (ICDs) will be marketed under ELA Medical's trademarks by ELA Medical's established global sales and marketing network. ELA Medical has a sales and marketing network servicing more than 20 countries worldwide.

The collaboration allows Angeion and ELA Medical to offer a complete line of cardiac rhythm management products including single and dual chamber ICDs and leads for the rapidly growing tachyarrhythmia (dangerously rapid heartbeats) market as well as pacemakers and lead systems for the established bradyarrhythmia (abnormally slow heartbeats) markets. Combined, these markets are estimated at more than $2.8 billion worldwide.

Synthelabo has invested an initial $ 15 million in the form of an equity investment in Angeion Corporation for 2,251,408 initial shares of Common Stock and initial warrants to purchase 1,350,845 shares of Common Stock for an additional aggregate exercise price of $9 million, subject to certain possible future adjustments. An additional $15 million may be invested upon the achievement of milestones related to the approval of new defibrillators and lead systems. These milestones are expected to be reached in the next 12 to 18 months.

"Today, Angeion became a stronger company worldwide," said Whitney A. McFarlin, Angeion's Chairman, President and CEO. "This relationship will increase the presence of Angeion's products in all of the key ICD markets of the world. It is an opportunity for Angeion's products to be part of a complete line of quality cardiac rhythm management products. Financially, Angeion is significantly stronger too."

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The companies expect that the joint venture will be operational in early 1998 at about the same time that Angeion will introduce its 2020 ICD device in clinical studies. "There is tremendous excitement for the 2020 ICD and the ELA Medical pipeline of upcoming products including, the Defender(R) II dual chamber ICD and Talent(TM) pacemaker," McFarlin added.

Angeion Corporation's pioneering advancements have led the way for the implantation of smaller and longer-life defibrillators for the treatment of tachyarrhythmias. In June 1997, Angeion submitted an application to the U.S. Food and Drug Administration for Pre-Market Approval of the Sentinel(R) Series ICDs, its first four ICD devices. Angeion's internet address is http://www.angeion.com

ELA Medical's products have significantly advanced the treatment of bradyarrhythmia. Its full line of pacemaker leads, and single and dual chamber pacemakers incorporate the latest in rate responsive pacing and advanced diagnostics for programming. ELA Medical expects to initiate U.S. clinical trials of its Defender(R) II dual chamber ICD, a down-sized Defender(R), during the first quarter of 1998. ELA Medical's internet address is http://www. elamedical.com

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors should be considered in conjunction with these forward-looking statements. These factors are set forth under "Certain Important Factors" included in Form 10-K for the Fiscal year ended July 31, 1997 filed with the Securities and Exchange Commission. Angeion cautions investors and others to review the statements set forth and that other factors may prove to be important in affecting the business and results of operations of Angeion.